Exhibit 99

Investor Contact:                                             Media Contact:
Emma Jo Kauffman                                              Andrea Ewin Turner
(615) 855-5525                                                (615) 855-5209


DOLLAR GENERAL REPORTS DECEMBER SALES; COMMENTS ON EARNINGS GUIDANCE

GOODLETTSVILLE, Tenn. - January 9, 2003 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the December five-week period ended January 3, 2003, equaled $807.4 million compared with $725.5 million last year, an increase of 11.3 percent. Same-store sales for the December period increased
2.3 percent compared with an 8.9 percent increase in the December period of 2001. The average customer purchase in December was approximately $9.51 compared to $9.53 in the same period last year. Customer transactions in same-stores increased approximately 2.9 percent.

"We believe that our stores were well prepared for the holiday selling season. Though we didn't meet our original expectations for December revenues, we are satisfied with our sales performance given the challenging economic environment," said Don Shaffer, acting CEO, President and COO. "However, we do not expect that fourth quarter profits will be strong enough to allow us to meet our net income guidance for the year of a 13 to 15 percent increase before restatement-related items. Though we expect to meet our annual revenue guidance of a 14 to 16 percent increase, we have not been able to sufficiently offset negative variances to our annual plan for inventory shrink and store labor costs. We have implemented new controls which we expect to have a significant impact on shrink in time, and we believe the additional labor costs incurred this year to implement `the seven habits of a highly efficient Dollar General store' are necessary to improve the operating performance in our stores."

December sales by major merchandise category are as follows:


                                         2002                     2001            Est. Same-Store
                                   Percent of Sales         Percent of Sales       Sales Change
                                   ----------------         ----------------       ------------
            Highly Consumable             48%                     47%                  +5%
            Home Products                 14%                     15%                  -7%
            Basic Clothing                11%                     12%                  -5%
            Hardware and Seasonal         27%                     26%                  +6%



Departments reporting the strongest same-store percentage sales increases for December include the infants, toddler and girls department, the home cleaning and food department and the hardware, toys and stationery department. Geographically, stores in Georgia, Florida and South Carolina reported the strongest same-store sales.

For the nine-week period ended January 3, 2003, Dollar General's total retail sales increased 10.4 percent to $1.3 billion from $1.2 billion in the same period a year ago. Same-store sales for the nine-week period increased 1.6 percent.

For the 48-week period ended January 3, 2003, Dollar General's total retail sales increased 14.8 percent to $5.7 billion from $4.9 billion in the same period a year ago. Same-store sales for the 48-week period increased 5.9 percent.

January Sales Outlook:
----------------------

For the four-week January period ending January 31, 2003, the Company expects total sales to increase 12 to 15 percent. Same-store sales are expected to increase 4 to 6 percent compared with a same-store sales increase of 6.4 percent in the January period last year. January sales results will be released on Thursday, February 6, 2003.

Dollar General expects to release year-end results on March 17, 2003.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION, INCLUDING INFORMATION REGARDING 2002 NET INCOME AND ANNUAL REVENUE GUIDANCE, INVENTORY SHRINK AND THE COMPANY'S FUTURE SALES OUTLOOK. THE WORDS "BELIEVE," "ANTICIPATE," "PROJECT," "PLAN," "EXPECT," "ESTIMATE," "OBJECTIVE," "FORECAST," "GOAL," "INTEND," "WILL LIKELY RESULT," OR "WILL CONTINUE" AND SIMILAR EXPRESSIONS GENERALLY IDENTIFY FORWARD-LOOKING STATEMENTS. THE COMPANY BELIEVES THE ASSUMPTIONS UNDERLYING THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE; HOWEVER, ANY OF THE ASSUMPTIONS COULD BE INACCURATE, AND THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED BY, OR IMPLIED IN, THE FORWARD-LOOKING STATEMENTS. A NUMBER OF FACTORS MAY RESULT IN ACTUAL RESULTS DIFFERING FROM SUCH FORWARD-LOOKING INFORMATION, INCLUDING, BUT NOT LIMITED TO: THE COMPANY'S ABILITY TO MAINTAIN ADEQUATE LIQUIDITY THROUGH ITS CASH RESOURCES AND CREDIT FACILITIES; THE COMPANY'S ABILITY TO COMPLY WITH THE TERMS OF THE COMPANY'S CREDIT FACILITIES (OR OBTAIN WAIVERS FOR NON-COMPLIANCE); TRANSPORTATION AND DISTRIBUTION DELAYS OR INTERRUPTIONS, INCLUDING, BUT NOT LIMITED TO, THE IMPACT OF THE RECENT MANAGEMENT LOCKOUT OF THE WEST COAST DOCK-WORKERS AND ANY ONGOING WORK SLOWDOWN ON THE ECONOMY AND ON THE COMPANY'S ABILITY TO RECEIVE INVENTORY; INVENTORY RISKS DUE TO SHIFTS IN MARKET DEMAND; CHANGES IN PRODUCT MIX; INTERRUPTIONS IN SUPPLIERS' BUSINESSES; COSTS AND POTENTIAL PROBLEMS AND INTERRUPTIONS ASSOCIATED WITH IMPLEMENTATION OF NEW OR UPGRADED SYSTEMS AND TECHNOLOGY; FUEL PRICE AND INTEREST RATE FLUCTUATIONS; A DETERIORATION IN GENERAL ECONOMIC CONDITIONS CAUSED BY ACTS OF WAR OR TERRORISM; TEMPORARY CHANGES IN DEMAND DUE TO WEATHER PATTERNS; DELAYS ASSOCIATED WITH BUILDING, OPENING AND OPERATING NEW STORES; AND THE IMPACT OF THE SEC INQUIRY RELATED TO THE RESTATEMENT OF CERTAIN OF THE COMPANY'S FINANCIAL STATEMENTS.

READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS RELEASE. THE COMPANY DISCLAIMS ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS RELEASE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.


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